Page 10 of 10 Pages
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                           SCHEDULE 13G

             Under the Securities Exchange Act of 1934
                         (Amendment No. )

        Family Dollar Stores Inc.FAMILY DOLLAR STORES INC.
                         (Name of Issuer)

                           Common Stock
                  (Title of Class of Securities)

                        307000109307000109
                          (CUSIP Number)



Check the following box if a fee is being paid with this statement.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                 (Continued on following pages(s))



CUSIP NO.  307000109
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    NationsBank Corporation
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    North Carolina Corporation
               5 SOLE VOTING POWER

                16667373
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     7000
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     17265343
               8 SHARED DISPOSITIVE POWER

                10450
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    17300893
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    10.05
 12  TYPE OF REPORTING PERSON *

    HC
               *SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.  307000109
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    NationsBanc Montgomery Securities LLC
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Corporation
               5 SOLE VOTING POWER

                11500
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     0
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     160150
               8 SHARED DISPOSITIVE POWER

                0
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    160150
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .10
 12  TYPE OF REPORTING PERSON *

    IA
               *SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.  307000109
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    NB Holdings Corporation
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    North Carolina Corporation
               5 SOLE VOTING POWER

                16655873
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     7000
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     17105193
               8 SHARED DISPOSITIVE POWER

                10450
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    17140743
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.95
 12  TYPE OF REPORTING PERSON *

    HC
               *SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.  307000109
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    NationsBank, N.A.
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S. National Banking Association
               5 SOLE VOTING POWER

                16649345
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     7000
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     17104865

               8 SHARED DISPOSITIVE POWER

                8050
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    17134215
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.95
 12  TYPE OF REPORTING PERSON *

    BK
               *SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.  307000109
                                13G
 1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Barnett Bank, N.A.
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)

                                                    (b)   X

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S. National Banking Association
               5 SOLE VOTING POWER

                6528
  NUMBER OF    6 SHARED VOTING POWER
   SHARES
BENEFICIALLY     0
  OWNED BY
    EACH       7 SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH     328
               8 SHARED DISPOSITIVE POWER

                2400
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6528
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0
 12  TYPE OF REPORTING PERSON *

    BK
               *SEE INSTRUCTION BEFORE FILLING OUT!
                           SCHEDULE 13G


Item 1(a) Name of Issuer:

     Family Dollar Stores Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

     P. O. Box 1017
     Charlotte, North Carolina 28201-1017

Item 2(a) Name of Person(s) Filing:

     (a)  NationsBank Corporation
     (b)  NationsBanc Montgomery Securities LLC
     (c)  NB Holdings Corporation
     (d)  NationsBank, N.A.
     (e)  Barnett Bank, N.A.

Item 2(b) Address of Principal Business Office or, if none,
Residence:

     (a) 101 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
     (b)  600 Montgomery Street, San Francisco, California  94111
     (c) 100 North Tryon Street, NationsBank Corporate Center, Charlotte, North Carolina 28255
     (d) 110 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
     (e)  50 North Laura Street, Jacksonville, Florida  32202

Item 2(c) Citizenship:

     (a)  North Carolina corporation
     (b)  Delaware corporation
     (c)  North Carolina corporation
     (d)  U.S. National Banking Association
     (e)  U.S. National Banking Association

Item 2(d) Title of Class of Securities:

     Common Stock

Item 2(e) CUSIP Number:

     307000109

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) Broker or Dealer registered under Section 15 of the Act

     (b)    X Bank as defined in Section 3(a)(6) of the Act

     (c)      Insurance Company as defined in Section
             3(a)(19) of the Act

     (d) Investment Company registered under Section 8 of the Investment
             Company Act

     (e)    X Investment Advisor registered under Section
             203 of the
             Investment Advisors Act of 1940

     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
             1974 or Endowment Fund; see Sub-section 240.13d-
             1(b)(1)(ii)(F)

     (g) X Parent Holding Company in accordance with Sub-section
             240.13d-1(b)(ii)(G) (Note:  See Item 7)

     (h)    X Group, in accordance with Sub-section 240.13d-
             1(b)(1)(ii)(H)

     The following entities are holding companies:
          NationsBank Corporation
          NB Holdings Corporation
     The following entities are banks:
          NationsBank, N.A.
          Barnett Bank, N.A.
     The following entities are registered investment advisors:
          NationsBanc Montgomery Securities LLC

Item 4    Ownership:

     With respect to the beneficial ownership of the reporting entity as of 6-30-98, see Items 5 through 11, inclusive, of the respective cover pages of this Schedule 13G applicable to such entity which are incorporated herein by reference.

Item 5    Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

Item 6    Ownership of More Than Five Percent on Behalf of Another
Person:

     To the extent that the reported shares are held in various fiduciary accounts, dividends and the proceeds of such shares are payable to other persons, including such accounts, the beneficiaries or settlors thereof or a combination of such persons. In certain instances, other persons (including beneficiaries and settlors) may be deemed to have the power to direct receipt of dividends or the proceeds of the sale of shares reported herein. To the best of the undersigned's knowledge and belief, no one other person has such an economic interest relating to more than 5% of the class of reported shares.

Item 7    Identification and Classification of the Subsidiary
Which Acquired
          the Security Being Reported on By the Parent Holding
          Company:

     Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, NationsBank Corporation is filing this
     Schedule 13G as a parent holding company of the following:
     a. NB Holdings Corporation, which is a holding company of its subsidiaries,
               NationsBank, N.A.
               Barnett Bank, N.A.
          classifiable under Item 3(b) as Banks as defined in
          Section 3(a)(6) of the Securities Exchange Act of 1934.
     b. NationsBanc Montgomery Securities LLC, a registered investment advisor under the Investment Advisors Act of 1940.

Item 8    Identification and Classification of Members of the
Group:

     Except for the relationships referred to in Item 7 hereof, the reporting entities do not affirm the existence of a group. This Form is filed on behalf of each of the entities listed in Item 2(a) hereof.

Item 9    Notice of Dissolution of Group:

     Not Applicable

Item 10   Certification:

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                              Signature


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              NATIONSBANK CORPORATION

                              NATIONSBANC MONTGOMERY SECURITIES
                                   LLC

                              NB HOLDINGS CORPORATION

                              NATIONSBANK, N.A.

                              BARNETT BANK, N.A.



     Dat  July 9, 1998     By:
     e:
                              Name: Stephen A. Doyle
                              Title: Vice President
FMLYDOL.DOC  MJC